Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of June 24, 2003, is by and among MGM MIRAGE, a Delaware corporation, Mirage Resorts, Incorporated, a Nevada corporation, GNLV, CORP., a Nevada corporation, GNL, CORP., a Nevada corporation, Golden Nugget Experience, LLC, a Nevada limited liability company, and Poster Financial Group, Inc., a Nevada corporation, and is dated as of December 15, 2003 (this “Amendment”).

WHEREAS, capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, the Parties desire to amend the terms of the Agreement in accordance with Section 10.8 of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, obligations and agreements set forth below, the Parties hereby agree as follows:

1.             Section 5.13 of the Agreement shall be amended and restated in its entirety to read as follows:

“Except as set forth in Schedule 5.13, Parent shall cause the ownership of all slot machines that, as of the tenth day prior to the Closing Date, are leased by GNMC to each of GNLV and GNL to be transferred immediately prior to Closing to GNLV by a duly executed distribution agreement (with respect to slot machines leased by GNLV from GNMC as of the tenth day prior to the Closing Date), and to GNL by a duly executed distribution agreement and a duly executed contribution agreement (with respect to slot machines leased by GNL from GNMC as of the tenth day prior to the Closing Date), and, in each case, instruments transferring title (the “Slot Machine Transfer”), without Liability or Loss to the MGM Acquired Entities and Purchaser, including as to Liabilities or Losses remaining under any Contracts for the lease of the slot machines to GNLV and GNL (which lease Contracts shall terminate and be of no further force and effect from and after the Closing), such that GNLV (with respect to slot machines leased by GNLV from GNMC as of the tenth day prior to the Closing Date), and GNL (with respect to slot machines leased by GNL from GNMC as of the tenth day prior to the Closing Date) shall have good and valid title to such slot machines in order to allow each of GNLV and GNL to conduct, and continue to conduct, its business as and where currently conducted.”

2.             The following language shall be added as a new subsection to Section 5.16 of the Agreement:

“(f)    Each of Parent and Seller hereby authorize and permit each of GNLV and GNL to interview, offer to hire, hire and, if necessary, terminate one or more part-time or full-time employees and consultants (each a “Retained Person”) in order to assist in the planning and implementation of the Closing and the transactions contemplated thereby, as well as any other duties assigned from time to time by senior management of GNLV or GNL, as the case may be (the “Applicable Employer”).  The Parties hereby agree that (i) if the Closing occurs, all employee benefits, including contributions to employee benefit plans, programs and arrangements on behalf of any Retained Person and any and all compensation-related expenses in the nature of base salary, bonus, employment taxes, automobile allowances and other employee perquisites and reimbursement for travel and other expenses provided by, or made on behalf of, the Applicable Employer to the Retained Persons from the date of hire to the earlier of (x) the termination date of any such Retained Person and (y) the close of business on the third day prior to the Closing (the aggregate of such amounts shall be referred to as the “Allocated Amounts”) shall reduce on a dollar-for-dollar basis the Target Working Capital and (ii) if the Closing does not occur in accordance with the terms of the Agreement, the Purchaser agrees to pay or cause to be paid within five Business Days from the effective date of termination of the Agreement the Allocated Amounts to Seller.  Purchaser hereby indemnifies, defends and holds Seller harmless from and against any and all liability, loss, cost, damage and/or expense, including, without limitation, attorneys’ fees and costs, arising from or relating to each Retained Person’s employment with GNLV; provided that, if any liability, loss, cost, damage and/or expense, including, without limitation, attorneys’ fees and costs, arise(s) from or relate(s) to, directly or indirectly, any action or inaction taken or not taken, as the case may be, at the direction of a director or an authorized officer of Parent or any of its Affiliates other than GNLV, Purchaser shall not be required to provide to Seller indemnification, defense and/or release under this sentence relating to any such action or inaction.  The foregoing sentence shall not be subject to the terms and conditions of Article VII of the Agreement.

3.             The following defined terms shall be included in alphabetical order in Article I of the Agreement:

“Allocated Amounts” shall have the meaning ascribed in Section 5.16(f).

“Applicable Employer” shall have the meaning ascribed in Section 5.16(f).

“Retained Person” shall have the meaning ascribed in Section 5.16(f).

4.             A list of Retained Persons (together with start date, property location and title) as of December 15, 2003 is attached hereto as Annex A.  The Parties acknowledge and agree that additional persons may be added from time to time to Annex A by Purchaser.  If one or more additional persons becomes a Retained Person, Purchaser agrees to promptly notify Seller.

5.             The Parties on behalf of themselves and their respective directors, officers, employees, shareholders, agents and representatives, acknowledge and agree that any reference to the capitalized term “Loss” or “Losses” in ancillary documents and instruments executed and/or delivered in connection with the transactions contemplated by the Agreement shall mean and refer to “any action, cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties that may be imposed on or otherwise incurred or suffered.”

6.             This Amendment shall be governed and construed in accordance with the Laws applicable to contracts made and to be performed entirely in Nevada, without regard to any applicable conflicts of Law, except to the extent the mandatory provisions of the Gaming Laws apply.

7.             Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Amendment or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court.  Each of the Parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

8.             Except for the provisions of Section 15, this Amendment is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

9.             This Amendment may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

10.           This Amendment and Annex A (as may be supplemented pursuant to paragraph 4 above) constitute the entire agreement of the Parties with respect to the matters set forth herein.  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern and control.  Each and every other term, condition, covenant, representation, warranty and provision set forth in the Agreement shall remain in full force and effect in accordance with the terms of the Agreement.

11.           All references to the Agreement in any other agreement or document shall hereinafter be deemed to refer to the Agreement as amended hereby.

12.           Neither this Amendment nor any of the rights, interests or obligations under this Amendment shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of each of the other Parties.  Notwithstanding the foregoing, if the Purchaser reasonably determines that the assignment by the Purchaser of its rights, interests and obligations under this Amendment to another Person Affiliated with the Purchaser would (a) reduce the cost of Financing to the Purchaser, (b) facilitate the placement of the Financing or (c) reduce Taxes associated with the Purchaser’s ownership, operation or disposition of the MGM Acquired Entities, Purchaser shall have the right to assign all of its rights, interests and obligations under this Amendment, including the right to enforce all of the terms of this Amendment to an Affiliate of the Purchaser without the prior written consent of the MGM Parties; provided that such assignee expressly agrees to be bound by the terms of this Amendment; provided further that no such assignment shall relieve Purchaser from its obligations hereunder unless the MGM Parties expressly agree; provided further that no assignment of this Amendment or any of the rights, interests or obligations under this Amendment shall occur except in connection with an assignment of the Agreement or the rights  rights, interests or obligations under the Agreement.  Subject to the two preceding sentences, this Amendment shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective assigns.

13.           This Amendment may not be amended or modified by the Parties except (a) by an instrument in writing signed by each of the Parties and (b) by a waiver in accordance with Section 10.9 of the Agreement.

14.           If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the Parties.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.           The Parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Amendment or any of the other documents executed on the Closing Date.  The Parties further acknowledge that neither Mr. Kerkorian nor Tracinda Corporation shall have any Liability whatsoever with respect to this Amendment.  Accordingly, the Parties hereby agree that in the event (a) there is any alleged breach or default or breach or default by any Party under this Amendment or any such document or (b) any Party has or may have any claim arising from or relating to the terms of this Amendment or any such document, no Party shall commence any proceedings or otherwise seek to impose any Liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.

MGM MIRAGE

By:	/s/ Bryan L. Wright
	Name:	Bryan L. Wright
	Title:	Vice President - Assistant General Counsel and Assistant Secretary

MIRAGE RESORTS, INCORPORATED

By:	/s/ Bryan L. Wright
	Name:	Bryan L. Wright
	Title:	Assistant Secretary

GNLV, CORP.

By:	/s/ Bryan L. Wright
	Name:	Bryan L. Wright
	Title:	Assistant Secretary

GNL, CORP.

By:	/s/ Bryan L. Wright
	Name:	Bryan L. Wright
	Title:	Assistant Secretary

GOLDEN NUGGET EXPERIENCE, LLC
By its Sole Managing Member:

GNLV, CORP.

By:	/s/ Bryan L. Wright
	Name:	Bryan L. Wright
	Title:	Assistant Secretary

POSTER FINANCIAL GROUP, INC.

By:	/s/ Timothy Poster
	Name:	Timothy Poster
	Title:	Chairman and Chief Executive Officer

Annex A

Last updated:  December 15, 2003

NAME	START DATE	PROPERTY	TITLE
Seth Eisner	September 2, 2003	GNLV	IT Consultant
Tara Young	September 22, 2003	GNLV	IT Consultant
Mike Giordano	October 8, 2003	GNLV	IT Consultant
John Carey	October 13, 2003	GNLV	IT Consultant
Richard Fedkiw	October 13, 2003	GNLV	Director of Risk Management
Chris Andrews	November 17, 2003	GNLV	Director of Race & Sports Book
Mike Manning	December 1, 2003	GNLV	Director of Corporate Security
Dan Ives	December 3, 2003	GNLV	Chief Information Officer
Vicky Jackson	December 8, 2003	GNLV	Health Benefits Manager